EXHIBIT 10.01

PROMISSORY NOTE

$500,000	April 18, 2006

        FOR VALUE RECEIVED, the undersigned (“Maker”) hereby promises to pay to the order of Western Medical, Ltd. (“Payee”) at the principal office of Payee in Tenafly, New Jersey, or such place as the holder may from time to time designate, the principal sum of Five Hundred Thousand Dollars ($500,000), together with interest at the annual percentage rate of twelve percent (12%), payable in eleven (11) quarterly installments of interest only in the amount of Fifteen Thousand Dollars ($15,000) each and a final payment of accrued interest and the principal balance in the amount of Five Hundred Fifteen Thousand Dollars ($515,000) on April 18, 2009.

        This Promissory Note may be prepaid in full or in part at any time without premium or penalty. All prepayments shall be applied against installments of principal due hereunder in the inverse order of their maturity.

        The Maker waives presentment, demand, notice of dishonor and protest, and agrees to pay all costs of collection, before and after judgment, including reasonable attorneys’ fees and legal expenses.

        The Promissory Note constitutes the Promissory Note under the Asset Purchase Agreement dated January 26, 2006, between Maker and Payee, to which Agreement reference is hereby made for a statement of the terms under which the loan evidenced hereby was made.

        This Promissory Note is governed by the laws of the State of New Jersey and by the federal law in effect therein.

MAKER:
DERMA SCIENCES, INC.
By:
Edward J. Quilty President and Chief Executive Officer

ATTEST:

John E. Yetter, CPA Vice President and Chief Financial Officer